Exhibit 99.1

CONTACT:

Claudia Natalia	Joyce Chowla
Artisan Components, Inc.	Artisan Components, Inc.
Corporate Communications	Investor Relations
(408) 548-3172	(408) 548-3122
claudia@artisan.com	joyce@artisan.com

Artisan Components Completes Acquisition Of NurLogic Design

NurLogic’s High-Performance Analog IP and High-Bandwidth Connectivity Cores

Enhance Artisan’s Widely Used Design Solutions

SUNNYVALE, Calif.,—February 20, 2003—Artisan Components, Inc., (Nasdaq: ARTI), a leading provider of semiconductor intellectual property (IP), today announced the completion of its acquisition of NurLogic Design, Inc., a privately held high-technology company headquartered in San Diego, California. NurLogic provides high-performance analog IP and high-bandwidth connectivity cores. Under the terms of the agreement, Artisan acquired NurLogic for approximately $5.0 million in cash and $12.7 million in stock. Artisan reserved approximately 822,000 common shares for issuance in connection with stock options assumed in the transaction. Artisan expects to update guidance resulting from the transaction on March 4, 2003.

The acquisition amplifies Artisan’s strategy to offer customers comprehensive semiconductor IP solutions to accelerate the design and production of system-on-a-chip (SoC) designs. The convergence of computing and wireless communication markets is expanding the need for analog functions on chip. The addition of NurLogic’s high-performance analog timing blocks such as Phase-Locked Loops (PLLs) and Delay-Locked Loops (DLLs) and high-bandwidth I/O functions complements Artisan’s digital product focus and expands Artisan’s widely used design solutions. Today’s SoC designs require the integration of analog IP that results in first-time right silicon. The performance of these ICs drives the need for high-speed interfaces such as NurLogic’s Serializer-Deserializer (SerDes), PCI Express™ and HyperTransport™ to the outside world that require advanced mixed-signal design techniques to achieve robust, manufacturable solutions.

“With the acquisition of Nurlogic, Artisan intends to drive mixed-signal IP to be as pervasive as Artisan’s digital libraries,” said Mark Templeton, president and CEO of Artisan Components. “We plan to combine NurLogic’s mixed-signal design expertise with Artisan’s proven delivery methodologies and innovative business models to provide designers ready to use, silicon-proven IP in their foundry of choice.”

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“The opportunity to connect Artisan’s users with Nurlogic’s extensive product portfolio is exciting,” said Bill Peavey, NurLogic’s president and CEO. “Our team is eager to work with Artisan to make the goal of pervasive mixed-signal IP a reality.”

Safe Harbor Statement

This press release contains forward-looking statements, including statements regarding potential future revenue opportunities to Artisan, the expansion of Artisan’s new product development and delivery capacity as a result of the transaction, the integration of Artisan’s products with NurLogic’s products, and Artisan’s ability to integrate and retain the NurLogic employees and to retain NurLogic’s customers as a result of the transaction. Actual results may differ materially, and Artisan disclaims any obligation to update or correct this information. These statements are subject to various risks and uncertainties, including the demand for semiconductors and end user products that incorporate semiconductors and general economic conditions; successful production volumes of integrated circuits using Artisan products; Artisan’s ability to motivate and retain NurLogic’s employees and to retain and expand the offerings accepted by NurLogic’s customers; and the integration of Nurlogic’s products with Artisan products. We refer you also to the documents that the Company files from time-to time with the Securities and Exchange Commission, in particular the section entitled “Risk Factors” in the Company’s annual report on form 10-K and its quarterly reports on Forms 10-Q. Artisan disclaims any obligation to update or correct the information contained in this press release as a result of financial, business or any other developments occurring after the date of the release.

About Artisan Components

Artisan Components, Inc. is a leading semiconductor intellectual property (IP) provider. The company’s design platforms are licensed to over 1,000 companies worldwide and provide IC designers with a common interface to a range of process technologies from the world’s leading foundries. Built on Artisan’s Process-Perfect™ memory generators, standard cell and I/O libraries, Artisan’s design platforms include a comprehensive set of views and models supporting leading design tools and methodologies. Artisan’s worldwide network of EDA, IP and design service partners extends the Artisan standard to a complete set of system level design and integration solutions. Artisan is headquartered in Sunnyvale, California. More information about Artisan Components, including free library access, can be found at: http://www.artisan.com.

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Artisan Components, Artisan and Process-Perfect are registered trademarks of Artisan Components, Inc. All other trademarks or registered trademarks are the property of their respective owners.